SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2012

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 578-2202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 30, 2012, Webster Bank, National Association (the “Bank”), a wholly owned subsidiary of Webster Financial Corporation, announced that it had commenced a fixed price cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.875% Subordinated Notes due 2013 (the “Notes”). The principal amount of the Notes outstanding is $177,480,000. The consideration payable per $1,000 principal amount of the Notes is $1,035. In addition, the Bank will pay all accrued and unpaid interest on the Notes purchased pursuant to the Tender Offer up to, but not including, the settlement date, which is expected to be on or about February 8, 2012. Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated January 30, 2012 (the “Offer to Purchase”) and the related Letter of Transmittal.

The Tender Offer will expire at 5:00 P.M., New York City time, on Monday, February 6, 2012 unless extended or earlier terminated (the “Expiration Time”). Under certain circumstances, and as more fully described in the Offer to Purchase, the Bank may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time, and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. The Bank expects to use available cash to pay the purchase price and accrued and unpaid interest for all Notes that it purchases pursuant to the Tender Offer. The Notes purchased pursuant to the Tender Offer are expected to be cancelled.

A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated January 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 30, 2012

WEBSTER FINANCIAL CORPORATION

By:	/s/ Glenn I. MacInnes

Name:	Glenn I. MacInnes
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 30, 2012.